Exhibit 10.1

AMENDMENT NO. 1 TO THE 2004 STOCK OPTION PLAN FOR KEY
EMPLOYEES OF SEALY CORPORATION AND ITS SUBSIDIARIES,
ADOPTED JULY 25, 2007

RESOLVED, that Sealy Corporation’s 2004 Stock Option Plan for Key Employees of Sealy Corporation and its Subsidiaries be and hereby is amended by replacing the current section 2(h) with the following:

“Fair Market Value” means the price per share equal to (i) the closing price of the Common Stock on the applicable date (the date of grant for option grants) on the principal stock exchange on which the Common Stock is at the time listed, as long as the Common Stock is actively traded on such exchange, or, (ii) if there is not active trading in the Common Stock, the fair market value of the Common Stock as determined in the good faith discretion of the Board or the Compensation Committee of the Board.